                                  CERTIFICATE
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            HUBBARD MILLING COMPANY

     The undersigned, being the Executive Vice President and Assistant Secretary of Hubbard Milling Company, a Minnesota corporation (the "Corporation"), do hereby certify that the resolutions hereinafter set forth amending and restating the Restated Articles of Incorporation of the Corporation were duly adopted pursuant to and in accordance with the provisions of Sections 302A.135, 302A.137, 302A.139 and 302A.402 of the Minnesota Business Corporation Act (the "MBCA") pursuant to actions by written consent executed by all of the directors and shareholders of the Corporation in accordance with Sections 302A.239 and 302A.441 of the MBCA:

     RESOLVED, that the Restated Articles of Incorporation, as amended from time to time, of the Corporation be, and they hereby are, amended and restated in their entirety as follows:

                                   Article I

     The name of this Corporation is Windy Hill Pet Food Company, Inc.

                                   Article II

     The Corporation has general business purposes.

                                   Article III

     The registered agent of this Corporation is CT Corporation System, Inc. and the address of the registered agent is 405 Second Avenue S., Minneapolis, Minnesota 55401.

                                   Article IV

     That upon the filing of these Amended and Restated Articles of Incorporation of the Corporation with the Minnesota Secretary of State (the "Restatement Effective Time"), the Corporation shall be authorized to issue 4,500 shares of capital stock, par value $.05 per share. Upon the Restatement Effective Time Corporation shall effect a reverse split and redesignation of its outstanding Class A Common Stock so that each share of Class A Common Stock then outstanding shall without any action by the holder thereof be converted into Stock then outstanding shall without any action by the holder thereof be converted into .00079545454 shares of Common Stock of the Corporation;
provided, however, that the aggregate number of shares of Common Stock held by a holder following such reverse split and designation shall be rounded up to the next highest whole number. Each holder of a stock certificate representing shares of Class A Common Stock of the Corporation immediately prior to the Restatement Effective Time shall, upon surrender of such certificate, be entitled to receive a stock certificate for Common Stock representing the number of shares of Class A Common Stock listed on the surrendered certificate multiplied by .00079545454 and then rounded up to the next highest whole number. Until surrendered each certificate representing shares of Class A Common Stock of the Corporation immediately prior to the Restatement Effective Time shall, by virtue of the aforementioned reverse split and redesignation, be deemed for all purposes to represent shares of Common Stock in an amount equal to the number of shares of Class A Common Stock listed on such certificate multiplied by
 .00079545454 and then rounded up to the next highest whole number.

                                    Article V

     Shareholders of the Corporation shall have no preemptive rights.

                                   Article VI

     There shall be no cumulative voting by shareholders of the Corporation for the election of directors.

                                   Article VII

     Subject to any further approvals which are required to by made by the shareholders, any action required or permitted to be taken at a board meeting may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present.

                                  Article VIII

     The government of this Corporation and the management of its affairs shall be vested in a board of directors whose number shall be fixed by the Bylaws and who shall be elected by the holders of outstanding shares.

                                   Article IX

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The foregoing shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 302A.559 or 80A.23 of Minnesota Statutes, (iv) for any transaction from which the director derived any improper personal benefit, or
(v) for any act or omission occurring prior to the effective date of this
Article IX. Any repeal or modification of this paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   Article X

     The duration of this Corporation shall be perpetual.

                                   Article XI

     The amendments contained in these Amended and Restated Articles of Incorporation of the Corporation (i) will not adversely affect the rights and preferences of the holders of any outstanding shares of any class or series of the Corporation's capital stock, and (ii) will not result in the percentage of authorized shares of any class or series that remains unissued after the reverse split of shares described in Article IV above exceeding the percentage of authorized shares of such class or series that were unissued before such reverse split.

RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be and hereby are authorized to execute and file with the Secretary of State of Minnesota a certificate of the Amended and Restated Articles of Incorporation embodied within the foregoing resolution.

         [The Remainder of This Page Has Been Left Intentionally Blank]

     IN WITNESS WHEREOF, this Certificate has bean executed this 21 day of May, 1997.


                                                  /s/ Ray Chung
                                                  ------------------------------
                                                  Executive Vice President


                                                  /s/ Ann F. Chamberlain
                                                  ------------------------------
                                                  Assistant Secretary

                               STATE OF MINNESOTA
                               DEPARTMENT OF STATE
                                      FILED

                                  MAY 21, 1997
                                   [ILLEGIBLE]
                               Secretary of State